SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

CORAUTUS GENETICS INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-15833	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

(Address of principal executive offices, including zip code)

(404) 526-6200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 13, 2005, we entered into a Manufacturing Agreement with Boehringer Ingelheim Austria GmbH (“BI”) regarding BI’s provision of certain development, optimization, and manufacturing services for our VEGF-2 material. The Manufacturing Agreement with BI is a long-term agreement for manufacturing VEGF-2 for commercial use, our planned Phase III cardio-vascular clinical trial and any potential clinical trials related to peripheral artery disease. We estimate that our total payments under the agreement will be approximately 11.4 million euros, of which 2.0 million euros have been paid.

The Manufacturing Agreement has a term extending from its execution until seven years after the first licensing of VEGF-2, renewable thereafter on successive four-year terms unless either party terminates with 24 months notice. The agreement is generally not terminable unless a party is in material breach of the agreement and the applicable cure periods have expired. Although the agreement is not exclusive and we may engage another company to be an additional source for VEGF-2 material, the number of manufacturers able to meet our needs is limited, the cost of initiating production of VEGF-2 with another manufacturer is substantial and the Manufacturing Agreement contains significant termination fees. We believe we have sufficient quantities of the VEGF-2 plasmid to complete our GENASIS Phase IIb clinical trial.

Item 9.01. Financial Statement and Exhibits

The following exhibit is filed with this report.

Exhibit No.		Description
10.1	–	Manufacturing Agreement for Clinical Trial and Commercial Supply by and between Corautus Genetics Inc. and Boehringer Ingelheim Austria GmbH, dated May 13, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: May 19, 2005	/s/ Jack W. Callicutt
Jack W. Callicutt Vice President - Finance and Administration Chief Accounting Officer

Exhibit Index

Exhibit No.		Description
10.1	–	Manufacturing Agreement for Clinical Trial and Commercial Supply by and between Corautus Genetics Inc. and Boehringer Ingelheim Austria GmbH, dated May 13, 2005.